Exhibit 9

March 2, 1999

Kansas City Life Insurance Company
3520 Broadway
Kansas City, MO  64111

Re:  Registration Statement

To Whom It May Concern:

In connection with the proposed registration under the Securities Act of 1933, as amended, of individual variable annuity contracts ("the Contracts") and interests in the Kansas City Life Annuity Separate Account (the "Separate Account"), I have examined the documents relating to the establishment of the Separate Account by the Board of Directors of Kansas City Life Insurance Company (the "Company") as a separate account for assets applicable to variable annuity contracts, pursuant to Section 376.309 RSMo., as amended, and the Registration Statement, on Form N-4 (the "Registration Statement"), and I have examined such other documents and reviewed such matters of law as I deem necessary for this opinion, and I advise you that in my opinion:

1. The Separate Account is a separate account of the Company duly created and validly existing pursuant to the laws of the State of Missouri.

2. The Contracts, when issued in accordance with the Prospectus constituting a part of the Registration Statement and upon compliance with applicable local law, will be legal and binding obligations of the Company in accordance with their respective terms.

3. The portion of the assets held in the Separate Account equal to reserves and other contract liabilities with respect to the Separate Account are not chargeable with liabilities arising out of any other business the Company may conduct.

I consent  to the  filing of this  opinion  as an  exhibit  to the  Registration
Statement and the use of my name under the heading "Legal Matters" in the Prospectus constituting a part of the Registration Statement and to the references to me wherever appearing therein.


                               Yours very truly,

                             /s/ C. John Malacarne

                               C. John Malacarne